Exhibit 99.1

Paul Magelli Joins BroadSoft Board of Directors

GAITHERSBURG, MD, January 29, 2013 – BroadSoft, Inc. (NASDAQ: BSFT) announced today that Paul Magelli, Chief Executive Officer of Pervasive Health, Inc., has been elected to the Board of Directors, effective as of January 25, 2013.

Mr. Magelli has served as CEO of Pervasive Health, Inc., a privately held healthcare information technology company, since January 2012. Prior to this role, Mr. Magelli was Head of Customer Insight & Experience at Nokia Siemens Networks, and before that he was a co-founder and the Chief Executive Officer of Apertio, Ltd., a global mobile telecommunications infrastructure company. Earlier in his career, Mr. Magelli served in various senior management roles at Lucent Technologies and AT&T.

“With extensive experience leading firms in the telecommunications, mobile and information technology space, Paul brings to the BroadSoft Board a wealth of knowledge and unique international perspective on the developments shaping our industry,” said Michael Tessler, president and chief executive officer, BroadSoft. “We are delighted to have Paul join the Board, and believe that he will prove a valuable resource to BroadSoft.”

In addition to his new role with BroadSoft, Mr. Magelli also currently serves on the board of directors of two privately held companies, Velocent Systems, Inc. and Vasona Networks, Inc.

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About BroadSoft

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol network. The Company’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services.

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